Exhibit 99.1

Fast Radius Announces Acquisition by SyBridge Technologies, Pending Court Approval

CHICAGO, IL — December 9, 2022 — Fast Radius, Inc. (OTCMKTS: FSRDQ) (“Fast Radius'' or the “Company”) announced today that, following a comprehensive sale process and competitive auction conducted under Section 363 of the U.S. Bankruptcy code, SyBridge Technologies will acquire Fast Radius’ assets. Under SyBridge, Fast Radius will build its digital manufacturing and software business and will go to market under the Fast Radius brand name.

SyBridge Technologies’ bid provides a total consideration of approximately $15.9 million,

maximizes value and minimizes the remaining duration of the Company’s restructuring by providing a clear path forward for the Debtors to consummate a chapter 11 plan and return value to their customers and other creditors.

The transaction is subject to approval by the United States Bankruptcy Court for the District of Delaware (the “Court”) and certain other customary closing conditions. A hearing to seek Court approval is scheduled for December 12, 2022, with the transaction expected to close before the end of 2022.

Court filings and other information related to the proceedings are available on a separate website administered by the Company's noticing agent, Stretto, at https://cases.stretto.com/fastradius or by calling Stretto representatives toll-free at 1-877-361-4291 or 1-714-384-7055 for calls originating outside of the U.S.

DLA Piper LLP (US) is serving as legal advisor to the Company, Lincoln International is serving as its investment banker, and Alvarez & Marsal is serving as its financial advisor.

ABOUT FAST RADIUS

Fast Radius, Inc. is a cloud manufacturing and digital supply chain company. The Fast Radius Cloud Manufacturing Platform™ provides software applications and manufacturing solutions that help engineers design, make, and fulfill commercial-grade parts, when and where they are needed. This enables companies to manufacture and ship parts easily, flexibly, and sustainably. Founded in 2017, Fast Radius, Inc. is headquartered in Chicago with offices in Atlanta, Louisville, and Singapore, and microfactories in Chicago and at the UPS Worldport facility in Louisville, KY. To learn more about Fast Radius and how its digital manufacturing capabilities are helping companies, please visit Fast Radius.

ABOUT SYBRIDGE TECHNOLOGIES

SyBridge Technologies was established in 2019 by Crestview Partners to create a global technology leader that provides value-added design and manufacturing solutions across multiple industries. SyBridge is the combination of 13 acquisitions made to combine different products, services and technologies into a singular technology enabled solution. SyBridge is based in Southfield, Michigan and has operations in the United States, Canada, Mexico and Ireland. For more information, please visit www.sybridgetech.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “scales,” “representative of,” “valuation,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the Company’s ability to obtain timely approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 proceedings, including the Bankruptcy Court’s approval of the sale to the Purchaser; (ii) objections to the pleadings filed that could protract the Chapter 11 proceedings; (iii) the Bankruptcy Court’s rulings in the Chapter 11 proceedings, including the outcome of the Chapter 11 proceedings generally; (iv) the Company’s ability to obtain a timely sale of all of its assets or approval of a plan of reorganization, including the ability to consummate the sale of substantially all of the Company’s assets to the Purchaser; (v) the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 proceedings; (vi) the Company’s ability to continue to operate its business during the pendency of the Chapter 11 proceedings; (vii) employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; (viii) the effectiveness of the overall restructuring activities pursuant to the Chapter 11 proceedings and any additional strategies the Company may employ to address its liquidity and capital resources; (ix) the actions and decisions of creditors and other third parties that have an interest in the Chapter 11 proceedings; (x) increased legal and other professional costs necessary to execute the Company’s restructuring; (xi) the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 proceedings; (xii) the trading price and volatility of the Company’s common stock and warrants and the effects of the delisting from The Nasdaq Stock Market; (xiii) litigation and other risks inherent in a bankruptcy process; (xiv) the impact of uncertainty regarding the Company’s ability to continue as a going concern on our liquidity and prospects; and (xv) risks related to our ability to secure working capital. The foregoing list of factors is not exhaustive. Additionally, the Chapter 11 proceedings may result in holders of the Company’s securities receiving no value for their interests. Because of such a possibility, the value of these securities is highly speculative and may pose substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Chapter 11 proceedings. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

You should carefully consider the foregoing factors and the other risks and uncertainties more fully described in Fast Radius’ filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2021 and Forms 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 and other periodic reports. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Fast Radius assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Fast Radius does not give any assurance that it will achieve its expectations.

CONTACT

Morgan Scott, Senior Director of Communications at Fast Radius

pr@fastradius.com